Exhibit 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black
Sr. Vice President and Chief Financial Officer
(812) 288-1836
FOR IMMEDIATE RELEASE
American Commercial Lines LLC Announces Cash Tender Offer and Consent Solicitation
for All Outstanding 9 1/2% Senior Notes due 2015
Jeffersonville, Indiana (January 17, 2007) — American Commercial Lines Inc. (NASDAQ: ACLI) announced today that its wholly-owned subsidiary, American Commercial Lines LLC (the “Company”), has commenced a cash tender offer and consent solicitation for any and all of its outstanding 9 1/2% Senior Notes due 2015 (CUSIP Nos. 02519QAB8, 02519QAA0) (the “Notes”). There are currently approximately $119.5 million in aggregate principal amount of the Notes outstanding. The tender offer is being made upon the terms, and subject to the conditions, set forth in the Offer to Purchase and Consent Solicitation Statement dated January 17, 2007 (the “Offer to Purchase”) and related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation.
The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on January 30, 2007 (the “Consent Expiration Date”) unless extended. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on February 14, 2007, (the “Offer Expiration Date”), unless extended. Holders may only withdraw their tenders before the withdrawal deadline, which is expected to occur promptly following the Consent Expiration Date, except as may be required by law or as may be extended under the Offer to Purchase.
The total consideration for each $1,000 principal amount of Notes validly tendered is the price equal to (i) the sum of (a) the present value on the initial settlement date of $1,047.50 payable on February 15, 2010 (the “First Call Date”) plus (b) the present value on the initial settlement date of the interest payments that would accrue and be payable from the last interest payment date prior to the initial settlement date until the First Call Date, determined on the basis of a yield equal to the sum of (A) the yield to maturity on the 3.5% U.S. Treasury Note due February 15, 2010 (the “Reference Security”), based on the bid-side price of the Reference Security as of 2:00 p.m., New York City time, on January 30, 2007, as displayed on the Bloomberg Government Pricing Monitor Page PX5, plus (B) 50 basis points, minus (ii) accrued and unpaid interest to, but not including, the initial settlement date. The total consideration includes a consent payment (the “Consent Payment”) of $30.00 per $1,000 principal amount of Notes payable in respect of Notes validly tendered and not withdrawn and as to which consents to the proposed amendments are delivered on or prior to the Consent Expiration Date. Holders must validly tender on or prior to the Consent Expiration Date and not withdraw Notes in order to be eligible to receive the total consideration for such Notes purchased in the tender offer. Holders who validly tender their Notes after the Consent Expiration Date and on or prior to the Offer Expiration Date will be eligible to receive an amount, paid in cash, equal to the total consideration less the $30.00 Consent Payment per $1,000 principal amount of Notes. Holders whose Notes are accepted for payment in the offer shall receive accrued and unpaid interest in respect of such purchased Notes from the last interest payment date to, but not including, the applicable settlement date.

Holders tendering Notes will be required to consent to proposed amendments to the indentures governing the Notes, which will eliminate substantially all of the restrictive covenants, several affirmative covenants and certain events of default contained in the indenture and modify the covenant regarding mergers, consolidations and transfers of the Company’s properties and assets. Adoption of the proposed amendments requires the consent of at least a majority of the outstanding principal amount of the Notes. The consummation of the tender offer and consent solicitation is subject to the conditions set forth in the Offer to Purchase, including, among other things, the receipt of consents of Note holders representing the majority in aggregate principal amount of the Notes.
The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at 866-794-2200 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the dealer manager for the tender offer and consent solicitation, Merrill Lynch & Co., which may be contacted at 888-654-8637 (toll free).
This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and the related Consent and Letter of Transmittal.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately 2,600 employees and revenues of more than $740 million as of December 31, 2005. For more information about ACL generally, visit www.aclines.com.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2005 and the most recently filed Form 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.
Source: American Commercial Lines Inc.

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